EXHIBIT 99.1

NAUTILUS, INC. REPORTS STRONG RESULTS FOR THE SECOND QUARTER 2015

Second Quarter Revenue Increased 23% Over Prior Year to $59.7 million

Second Quarter Operating Income from Continuing Operations Increased 65% to $3.9 million

Second Quarter EPS from Continuing Operations Increased 40% to 7 cents per share

VANCOUVER, WASHINGTON, August 3, 2015 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the second quarter ended June 30, 2015.

Net sales for the second quarter of 2015 totaled $59.7 million, a 23.0% increase compared to $48.5 million in the same quarter of 2014. The strong growth was driven by higher sales in both the Direct and Retail segments. For the first six months of 2015, net sales were $155.9 million, an increase of 29.5% over the same period last year. Gross margins for the second quarter improved by 40 basis points to 51.4%, reflecting margin increases in the Direct segment as well as a favorable mix between segments. Operating income from continuing operations for the second quarter of 2015 was $3.9 million, a 65.3% increase over operating income from continuing operations of $2.4 million reported in the same quarter of 2014. The increase in operating income primarily reflects higher sales and gross margins in the Direct segment, as well as improved leverage of general and administrative costs across higher sales volumes. For the first six months of 2015, operating income from continuing operations was $21.5 million, compared to $11.4 million in the same period last year, an increase of 89.2%.

Income from continuing operations for the second quarter of 2015 was $2.2 million, or $0.07 per diluted share, compared to income from continuing operations of $1.5 million, or $0.05 per diluted share, for the second quarter of last year. For the first six months of 2015, income from continuing operations was $13.1 million, compared to $7.2 million in the same period last year, an increase of 80.5%.

For the second quarter of 2015, the Company reported net income of $2.4 million, or $0.08 per diluted share, which includes income from discontinued operations of $0.2 million. In the second quarter of 2014, the Company reported net income of $0.6 million, or $0.02 per diluted share, which included a $0.9 million loss from discontinued operations.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased to report another quarter of strong financial results, which include solid double digit sales increases for both the Direct and Retail segments. We also achieved overall gross margin improvement and robust operating income growth while continuing to invest in key growth initiatives. Our Direct segment benefited from strong consumer demand for a number of our product offerings including the Bowflex Max Trainer®. The Retail sales increase reflects continued positive response from retail partners across a broad base of cardio and strength products, including the treadmill lineup introduced in the second half of last year.”

Mr. Cazenave continued, “We are well positioned going into the second half of 2015. There is good momentum in the base business plus we are launching a number of exciting products in the coming months, including new bikes, smart SelectTech® dumbbells, and a refreshed TreadClimber® line. We will be previewing many of these introductions in late September at our new product showcase event in New York.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $41.7 million in the second quarter of 2015, an increase of 28.8% over the comparable period last year. Direct segment sales benefited from continued strong demand for cardio products, especially the Bowflex Max Trainer® product line. For the first six months of 2015, net sales for the Direct segment were $115.7 million, an increase of 39.3% over the same period last year.

Operating income for the Direct segment was $5.1 million for the second quarter of 2015, an increase of 31.3% compared to the second quarter 2014. Operating income benefited from higher revenue and gross margins. Gross margin for the Direct business improved 50 basis points to 62.2% for the second quarter of 2015, compared to 61.7% in the second quarter of last year. Gross margins improved primarily due to leveraging supply chain costs.

Net sales for the Retail segment were $17.4 million in the second quarter of 2015, an increase of 15.7% when compared to $15.0 million in the second quarter last year. The improvement in Retail net sales reflects strong SelectTech® dumbbell sales coupled with continued retailer and consumer acceptance of the Company’s new lineup of cardio products including the recently launched treadmill line. For the first six months of 2015, net sales for the Retail segment totaled $38.7 million, an increase of 10.1% over the same period last year.

Operating income for the Retail segment was $1.2 million for the second quarter 2015 compared to $1.3 million in the second quarter of last year. Retail gross margin was 23.5% in the second quarter of 2015, compared to 24.4% in the same quarter of the prior year. Retail gross margins for the second quarter of 2015 were negatively impacted by unfavorable product and customer mix.

Royalty revenue in the second quarter 2015 was $0.6 million, compared to $1.2 million for the same quarter of last year. Royalty revenue declined due to the expiration of certain patents in specific jurisdictions.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of June 30, 2015, the Company had cash and investments of $87.2 million and no debt, compared to cash and investments of $72.2 million and no debt at year end 2014. Working capital of $99.5 million as of June 30, 2015 was $16.5 million higher than the 2014 year-end balance of $83.1 million, primarily due to growth in cash and investments of $15.0 million during the first half of 2015. Inventory as of June 30, 2015 was $28.4 million, compared to $24.9 million as of December 31, 2014 and $23.2 million at the end of the second quarter last year. The increase in inventory compared to the second quarter of last year is due to higher revenues, new product introductions, and the addition of a new distribution center.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the second quarter ended June 30, 2015 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, August 3, 2015. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 899-2086 in North America and international listeners may call (212) 231-2932. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, August 3, 2015, through 6:30 p.m. ET, August 17, 2015. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21772412.
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About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products and the anticipated reception of such products; anticipated demand for the Company’s new and existing products; plans to improve margin performance; maintenance of appropriate inventory levels; growth in revenues and profits; leverage of operating expenses and the results of marketing and media investments. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and six months ended June 30, 2015 and 2014 (unaudited and in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net sales	$59,695	$48,546	$155,934	$120,450
Cost of sales	29,039	23,766	71,389	57,189
Gross profit	30,656	24,780	84,545	63,261

Operating expenses:
Selling and marketing	20,052	15,690	48,451	37,463
General and administrative	4,293	4,959	9,871	10,762
Research and development	2,379	1,752	4,686	3,655
Total operating expenses	26,724	22,401	63,008	51,880

Operating income	3,932	2,379	21,537	11,381
Other, net	(228)	(45)	(305)	(105)
Income from continuing operations before income taxes	3,704	2,334	21,232	11,276
Income tax provision	1,485	836	8,154	4,030
Income from continuing operations	2,219	1,498	13,078	7,246
Income (loss) from discontinued operations, net of income taxes	205	(941)	78	(1,315)
Net income	$2,424	$557	$13,156	$5,931

Basic income per share from continuing operations	$0.07	$0.05	$0.42	$0.23
Basic income (loss) per share from discontinued operations	0.01	(0.03)	—	(0.04)
Basic net income per share	$0.08	$0.02	$0.42	$0.19

Diluted income per share from continuing operations	$0.07	$0.05	$0.41	$0.23
Diluted income (loss) per share from discontinued operations	0.01	(0.03)	—	(0.04)
Diluted net income per share	$0.08	$0.02	$0.41	$0.19

Shares used in per share calculations:
Basic	31,485	31,226	31,441	31,203
Diluted	31,791	31,598	31,801	31,586

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and six months ended June 30, 2015 and 2014 (unaudited and in thousands):

	Three Months Ended June 30,		Change
	2015	2014	$	%
Net sales:
Direct	$41,662	$32,355	$9,307	28.8%
Retail	17,404	15,039	2,365	15.7%
Royalty income	629	1,152	(523)	(45.4)%
	$59,695	$48,546	$11,149	23.0%

Operating income (loss):
Direct	$5,106	$3,889	$1,217	31.3%
Retail	1,176	1,325	(149)	(11.2)%
Unallocated corporate	(2,350)	(2,835)	485	17.1%
	$3,932	$2,379	$1,553	65.3%

	Six Months Ended June 30,		Change
	2015	2014	$	%
Net sales:
Direct	$115,719	$83,091	$32,628	39.3%
Retail	38,694	35,142	3,552	10.1%
Royalty income	1,521	2,217	(696)	(31.4)%
	$155,934	$120,450	$35,484	29.5%

Operating income (loss):
Direct	$24,677	$14,242	$10,435	73.3%
Retail	2,676	3,834	(1,158)	(30.2)%
Unallocated corporate	(5,816)	(6,695)	879	13.1%
	$21,537	$11,381	$10,156	89.2%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of June 30, 2015 and December 31, 2014 (unaudited and in thousands):

	As of
	June 30, 2015	December 31, 2014
Assets

Cash and cash equivalents	$37,489	$45,206
Available-for-sale securities	49,748	26,984
Trade receivables, net of allowances of $31 and $108	12,635	26,260
Inventories	28,379	24,896
Prepaids and other current assets	4,469	6,987
Income taxes receivable	170	50
Deferred income tax assets, current	9,511	12,368
Total current assets	142,401	142,751

Property, plant and equipment, net	10,544	9,634
Goodwill	2,372	2,520
Other intangible assets, net	10,106	10,575
Long-term deferred income tax assets	5,087	9,546
Other assets	485	628
Total assets	$170,995	$175,654

Liabilities and Shareholders' Equity

Trade payables	$32,702	$47,574
Accrued liabilities	7,340	9,851
Warranty obligations	2,819	2,246
Total current liabilities	42,861	59,671

Income taxes payable	3,614	3,725
Other long-term liabilities	1,759	1,186
Shareholders' equity	122,761	111,072
Total liabilities and shareholders' equity	$170,995	$175,654